EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 14, 2006, relating to the consolidated financial statements of Origin Agritech Limited, appearing in the Transition Report on Form 20-F of Origin Agritech Limited for the transition period from January 1, 2006 to September 30, 2006.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China
September 4, 2007